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                               October 20, 1997




Post Apartment Homes, L.P.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia 30339

        Re:  Post Apartment Homes, L.P. -- $344,000,000 Aggregate Principal
                      Amount of Medium-Term Notes Due Nine Months or More from Date of Issue

Ladies and Gentlemen:

        We have acted as counsel to Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership"), in connection with the registration under the Securities Act of 1933, as amended, of $344,000,000 aggregate principal amount of Medium-Term Notes due Nine Months or More from Date of Issue (the "Notes") pursuant to a Prospectus Supplement dated October 20, 1997 (the "Notes Prospectus Supplement"). You have requested our opinion as to the accuracy of the information contained in the Notes Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations."

        Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the Notes Prospectus Supplement.

        In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company.

        Based upon and subject to the foregoing, we are of the opinion that the information in the Notes Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations" constitutes, in all material respects, a fair and accurate summary of the material